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                                                                    EXHIBIT 2.4




                    INTELLECTUAL PROPERTY LICENSE AGREEMENT

                                 BY AND BETWEEN

                               HARRIS CORPORATION

                                      AND

                             LANIER WORLDWIDE, INC.

                          DATED AS OF NOVEMBER 5, 1999


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                    INTELLECTUAL PROPERTY LICENSE AGREEMENT

         THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this "Agreement") is entered into as of November 5, 1999 (the "Effective Date") by and between Harris Corporation, a corporation organized under the laws of the State of Delaware ("Harris"), and Lanier Worldwide, Inc., a corporation organized under the laws of the State of Delaware ("Lanier").

WHEREAS, on November 5, 1999 (the "Distribution Date"), Harris intends to make a pro rata distribution ("Distribution") to its stockholders of approximately 90% of the shares of common stock, par value $0.01 per share, of Lanier outstanding as of the Distribution Date; and

WHEREAS, in connection with the Distribution, Harris and Lanier wish to provide
(a) for the license by Harris to Lanier of patents and related intellectual property owned by Harris on the Distribution Date and (b) for the sublicense by Harris to Lanier of patents and related intellectual property which has been licensed to Harris on or prior to the Distribution Date, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS:

For the purpose of this Agreement:

         "Lanier Field of Use" means the scope of Lanier's business as described in the Registration Statement on Form 10 filed with the Securities and Exchange Commission in connection with the Distribution.

         "Lanier Products" means its products, systems, or services that are designed, made, used, sold, exchanged or otherwise disposed of by or on behalf of Lanier in the Lanier Field of Use.

         "Patents" means the patents and applications for patents owned and controlled by Harris anywhere as of the date of this Agreement, or under which Harris has the right to grant licenses or sublicenses of the scope herein granted. Notwithstanding the above, Patents do not include Patents owned or controlled by any third party under which Harris is obligated to pay royalties or other consideration to such third party, to the extent such payment would be caused or increased as a result of an extension of license protection to Lanier, or if such license or sublicense to Lanier is restricted, prohibited or would result in any other adverse impact upon Harris.

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ARTICLE 2 - LICENSES GRANTED AND COVENANT

2.1 Subject to the terms and conditions of this Agreement, Harris hereby grants to Lanier a NON-EXCLUSIVE, NON-TRANSFERABLE, WORLDWIDE LICENSE, WITHOUT THE RIGHT TO SUBLICENSE (except as specifically permitted hereunder), to the Patents and related technology which are owned and controlled by Harris to make and Have Made, offer to sell, sell, distribute and use Lanier Products, including, without limitation, practicing any method or process involved in the manufacture, testing, assembly, packaging, shipping, transportation of Lanier Products or use thereof, under the Patents and related technology for the life of those Patents, but only in the Lanier Field of Use. Subject to the terms and conditions of this Agreement, Lanier may sublicense any rights granted hereunder to any distributor, subcontractor or agent of Lanier as reasonably necessary for the use or resale by such parties of Lanier Products.

2.2 Subject to the terms and conditions of this Agreement, Harris hereby covenants not to sue Lanier, its customers, manufacturers, distributors, subcontractors, end users or agents for infringement of any of the Patents and related technology based upon the manufacture, use, sale, offer for sale or distribution of the Lanier Products.

2.3 Subject to the terms and conditions of this Agreement, Harris hereby grants to Lanier a NON-EXCLUSIVE, NON-TRANSFERABLE, WORLDWIDE LICENSE, WITHOUT THE RIGHT TO SUBLICENSE (except as specifically permitted hereunder), the Patents which have been licensed to Harris from third-parties prior to the date hereof to make and Have Made, offer to sell, sell, distribute and use Lanier Products including, without limitation, practicing any method or process involved in the manufacture, testing, assembly, packaging, shipping, transportation of Lanier Products or use thereof, under such Patents for the life of those Patents, but only in the Lanier Field of Use.

2.4 No rights or licenses are herein granted to Lanier, expressly or by implication, to use any Patents or practice under any Patents, other than in accordance with this Article 2.

2.5 Notwithstanding anything herein to the contrary, no license or sublicense is granted to Lanier hereunder if any such license or sublicense would require the consent of a third party or is not otherwise able to be licensed by Harris under the terms of any license agreement or other obligations or instruments binding upon Harris. Similarly, no license or sublicense is granted to Lanier hereunder if any such license or sublicense would require Harris to pay royalties or other consideration to a third party or would otherwise adversely impact Harris.

2.6 A license to "Have Made" shall mean a license granted to a party to subcontract only a portion of the manufacture or assembly of a Lanier Product to a manufacturer, for the sole account of and for use or resale by Lanier of Lanier


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         Products. Notwithstanding the above, the immunity granted herein to the manufacturer under the "Have Made" license shall not extend to the sale by such a manufacturer of a product to a third party regardless of the origin of the product design or manufacture or assembly of a complete product or a portion thereof.

2.7 The parties acknowledge that Lanier is a beneficiary under that certain Photocopy License ("License") between Harris and the Copyright Clearance Center pursuant to which Lanier is permitted to reproduce and distribute certain copyrighted works. Harris agrees to use commercially reasonable efforts to amend the Photocopy License to permit Lanier to continue to exercise the rights granted to Lanier under the Photocopy License. If Lanier fails to obtain such amendment, Harris shall refund to Lanier the unamortized portion of any license fees prepaid by Lanier under the Photocopy License as of the Distribution Date.

ARTICLE 3 - PROPRIETARY INFORMATION

3.1 The Patents and related technology are owned by Harris. It is recognized by the parties that such technology is, and shall remain, the sole property of Harris, and that such represent property of Harris developed at considerable time, effort, and expense. The Patents and related technology owned or controlled by third-parties and sublicenses hereunder are owned by Harris and other parties. Lanier shall not have any ownership rights in any such patents or related technology.

ARTICLE 4 - DURATION AND TERMINATION

4.1 This Agreement shall come into effect upon the Effective Date and shall continue until the sooner to occur of (a) the breach by Lanier of the provisions of this Agreement and failure to cure such breach within 30 days following written notice of such breach by Harris, or
         (b) the expiration of the last of the Patents to expire.

4.2 Upon any termination or expiration of this Agreement, Lanier shall cease using the Patents and shall promptly return all such documents and all copies of the same to Harris.

ARTICLE 5 - PATENT AND INTELLECTUAL PROPERTY LIABILITY

The Patents and related technology are licensed or sublicensed to Lanier "AS IS" without representation or warranty, express or implied, including without limitation any representation or warranty that practicing the Patents does not result in the infringement of intellectual property rights of any third party. Lanier shall be solely responsible and liable for any claim, damage, cost, expense or liability it incurs arising out of threatened or claimed infringements of Patents or other rights resulting from its use of the Patents, or its activity in the manufacture, assembly, use sale, testing, maintenance or repair, or other disposition of products. LANIER ACKNOWLEDGES AND AGREES THAT IT MAY


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NOT BRING ANY CLAIMS OR OTHERWISE RECOVER ANY AMOUNT FROM HARRIS BY VIRTUE OF
EXERCISE OF THE RIGHTS GRANTED HEREUNDER.

Lanier agrees and acknowledges that Harris shall not be liable directly or indirectly or as an indemnitor of Lanier (or Lanier's vendors) as a consequence of any licenses or sublicenses granted hereunder.

ARTICLE 6 - GOVERNING LAW

This Agreement will be governed by and interpreted and construed in accordance with the laws of New York.

ARTICLE 7 - ARBITRATION

Any dispute, disagreement, or question arising out of or relating to or consequence of this Agreement, or to its construction or performance thereof, shall be resolved in accordance with Article V of the Agreement and Plan of Distribution, entered into by and between Harris and Lanier.

ARTICLE 8 - MISCELLANEOUS

8.1 Lanier shall not have the right to assign this Agreement to any third party, by agreement, operation of law, or otherwise, without the prior written consent of Harris, which may be unreasonably withheld by Harris in its sole discretion.

8.2 This Agreement may be assigned by a party to any company or concern acquiring substantially the entire business of such party relating to Patents licensed hereunder, provided such assignee first agrees in writing to be bound by all terms and conditions of this Agreement including the obligations of such party hereunder.

8.3 Lanier shall defend, indemnify and hold Harris and its customers harmless from and against all claims, causes of action, lawsuits, loss, expenses, obligations, damages, and liability, including costs of defense and reasonable attorneys fees, whether in contract or tort (including negligence and strict liability), as a result of property damage, personal injuries or death of any persons arising out of, or proximately caused by, in whole or in part, any action or inaction by Lanier or any defect (including any design defect) attributable to or involving the manufacture, use, lease or sale of the Lanier Products.

8.4 This Agreement does not constitute a party as an agent, legal representative, partner or affiliate of the other for any purpose whatsoever, and it is understood that neither party is in any way authorized to make any contract, agreement, warranty, or representation on behalf of the other, or create any obligation, express or implied, on behalf of the other.


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8.5      This Agreement contains the entire agreement between the parties hereto respecting the subject matter hereof and there are no representations, understandings, or agreements, oral or written, which are not expressly included herein.

8.6 In the event that any one or more provisions of this Agreement shall be declared to be illegal or unenforceable under any law, rule, or regulations of any government having jurisdiction over the parties hereto, such illegibility or unenforceability shall not affect the validity and enforceability of the other provisions hereof, and the parties hereto shall agree upon a modification to this Agreement with respect to such illegal or unenforceable provisions to eliminate such invalidity or unenforceability.


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         IN WITNESS WHEREOF, LANIER and HARRIS have caused this Agreement to be executed, in duplicate, by their respective duly authorized officers on the dates first above written.

LANIER WORLDWIDE, INC.

By: /s/ James A. MacLennan
Name:   James A. MacLennan
Title:  Executive Vice President and Chief Financial Officer
Date:   November 5, 1999

HARRIS CORPORATION

By: /s/ David S. Wasserman
Name:   David S. Wasserman
Title:  Vice President - Treasurer
Date:   November 5, 1999


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